Exhibit 99.1

Syntel Elects New Member to Board of Directors

TROY, Mich. – June 7, 2010 – Syntel, Inc. (NASDAQ:SYNT) today announced that Mr. Raj Mashruwala was elected to the Company’s Board of Directors at Syntel’s annual shareholders meeting on June 3, 2010.

Mr. Mashruwala previously served as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc., an enterprise software company headquartered in Palo Alto, California.

In nominating Mr. Mashruwala, the Board considered his sales, marketing, product engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. He also holds three patents.

“The experience that Raj brings to our Board will enable him to provide strength and insight into brand development, sales and marketing, research and development, management, and corporate governance,” said Bharat Desai, Chairman of Syntel’s Board of Directors.

With the election of Mr. Mashruwala, the Syntel Board of Directors now has a majority of independent directors and is compliant with NASDAQ Rule 5605(b)(1).

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of March 31, 2010, Syntel employed more than 13,600 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Contact: Jon Luebke, 248/619-3503, jon_luebke@syntelinc.com

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